Consent of Independent Auditors


The Board of Directors
eVision USA.Com, Inc.

We consent to the incorporation by reference in the Registration Statement on Form S-8 of eVision USA.Com, Inc. (formerly Fronteer Financial Holdings, Ltd.) of our report dated December 30, 1998, relating to the consolidated balance sheets of eVision USA.Com, Inc. (formerly Fronteer Financial Holdings, Ltd.) and subsidiaries as of September 30, 1998 and 1997, and the related consolidated statements of operations, stockholder's equity (deficit), and cash flows for each of the years in the three-year period ended September 30, 1998, which report appears in the September 30, 1998 annual report on Form 10-K of eVision USA.Com, Inc. (formerly Fronteer Financial Holdings, Ltd.).




                                              /s/ KMPG LLP

Denver, Colorado
June 2, 1999